Exhibit 5.1

April 27, 2020

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95056

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 27, 2020 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,080,000 shares of your common stock (the “Shares”) to be issued under the Coherent Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation